As filed with the Securities and Exchange Commission on April 5, 2007

    Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

CYANOTECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	91-1206026
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740 (808) 326-1353
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CYANOTECH CORPORATION
2004 INDEPENDENT DIRECTOR STOCK OPTION
AND RESTRICTED STOCK GRANT PLAN
(Full title of the plan)

WILLIAM R. MARIS
Vice President of Finance and Administration and Chief Financial Officer
Cyanotech Corporation
73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740 (808) 326-1353
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. LAURENCE GAY, ESQ.
Goodsill Anderson Quinn & Stifel
A Limited Liability Law Partnership LLP
1099 Alakea Street, Suite 1800
Honolulu, Hawaii 96813
(808) 547-5600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.02 par value per share	75,000	$1.65	$123,750	$3.80

(1)                      The maximum number of securities purported to be registered by this registration statement is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan.  Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)                      Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, the maximum offering price per share and the maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Capital Market on April 4, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

Cyanotech Corporation (the “Company” or the “Registrant”) is filing this registration statement on Form S-8 (the “Registration Statement”) in order to register 75,000 shares of common stock, par value $.02 per share as adjusted for a reverse stock split on November 3, 2006 (“Common Stock”), under its 2004 Independent Director Stock Option and Restricted Stock Grant Plan (the “Plan”).

The document(s) containing the information specified in Part I of the Registration Statement will be sent or given, without charge, to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be filed with the Commission and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information.

On written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), and other documents required to be delivered to the participants in the Plan pursuant to Rule 428(b) promulgated by the Commission under the Securities Act or additional information about the Plan are available without charge by contacting:

Cyanotech Corporation
73-4460 Queen Kaahumanu Highway, Suite 102
Kailua-Kona, HI 96740
(808) 326-1353
Attention:  William R. Maris
Vice President of Finance and Administration
and Chief Financial Officer

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a.             The Registrant’s Annual Report on Form (10-K/A) for the fiscal year ended March 31, 2006, filed on February 14, 2007, which includes audited financial statements for the Registrant’s latest fiscal year.

b.             All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

c.             The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 10, filed January 28, 1987 (File No. 0-14602), pursuant to Section 12(b) or 12(g) of the Exchange Act, including past and future amendments thereto and those portions of periodic reports filed under the Exchange Act for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to continue to be a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Nevada Revised Statutes NRS 78.7502 (the “Corporation Act”) authorizes the indemnification of officers, directors, employees, and agents of Nevada corporations, subject to the conditions set forth therein.  The Company’s Articles of Incorporation (the “Articles”) and Bylaws together provide that the Company shall indemnify its directors and officers as permitted by the Corporation Act.

The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law.  In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder.  The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

To the extent protection from liability for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibit Index located at page 5.

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Cyanotech Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kailua-Kona, Hawaii on April 5, 2007.

CYANOTECH CORPORATION

By:	/s/ Gerald R. Cysewski
Gerald R. Cysewski
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gerald R. Cysewski	Chairman, President and Chief Executive Officer and	April 5, 2007
Gerald R. Cysewski	Director (principal executive officer)

/s/ William R. Maris	Vice President of Finance and Administration,	April 5, 2007
William R. Maris	Secretary, Treasurer and Chief Financial Officer (principal financial and accounting officer)

A Majority of The Board of Directors:  David I. Rosenthal, John T. Waldron and Paul C. Yuen

April 5, 2007	By:	/s/ William R. Maris
William R. Maris
As attorney-in-fact
(See Exhibit 24.1)

EXHIBIT INDEX

The exhibits designated by an asterisk (*) are filed herein.  The exhibits not so designated are incorporated by reference to the indicated filing.

Exhibit Number	Description
4.1	Restated Articles of Incorporation (Exhibit 3.1 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996, File No. 0-14602).
4.2	Certificate of Amendment to Restated Articles of Incorporation (Exhibit 3.1 to the Company’s Report on Form 8-K filed April 2, 2007, File No. 0-14602)
4.3	Certificate of Change to Restated Articles of Incorporation (Exhibit 3.1 to the Company’s Report on Form 8-K filed March 20, 2007, File No. 0-14602).
4.4	Amended Bylaws adopted August 25, 2006 (Exhibit 3.3 to the Company’s Report on from 8-K filed April 2, 2007, File No. 0-14602).
5.1	Opinion of Goodsill Anderson Quinn & Stifel a Limited Liability Law Partnership LLP regarding legality of the securities being registered (including consent).*
23.1	Consent of Goodsill Anderson Quinn & Stifel a Limited Liability Law Partnership LLP (included in Exhibit 5.1 hereto).*
23.2	Consent of Independent Registered Public Accounting Firm.*
24.1	Power of Attorney.*